Contact:

David S. Boone

Chief Executive Officer

American CareSource Holdings, Inc.

Tel: 972-308-6830

AMERICAN CARESOURCE HOLDINGS ANNOUNCES

RECORD INCREASE IN THIRD QUARTER REVENUES

DALLAS, TX – October 15, 2007 -- American CareSource Holdings, Inc. (AMEX: XSI) today reported revenues of $7,088,000 for the third quarter ended September 30, 2007, a 114% increase compared to $3,313,000 in the same period last year. The Company’s third quarter revenues also represent a 77% improvement over second quarter 2007 reported revenues of $4,008,000.

American CareSource plans to report full results for its third quarter on Tuesday, November 13, 2007.

Commenting on today’s news, David S. Boone, Chief Executive Officer of American CareSource, stated, “We are delighted to announce these exceptional revenue results, which can be attributed to the Company’s strong focus on building its customer base while expanding the range of ancillary healthcare services that we bring to the market. As we continue to pursue our long-term strategy, we expect to see this positive, upward momentum continue.”

About American CareSource Holdings, Inc.

American CareSource Holdings, the first national, publicly traded ancillary care network services company, offers a comprehensive national network of more than 24,000 ancillary provider sites. Through its product offerings, American CareSource helps its clients reduce the cost of ancillary services rendered through its network of providers in more than 30 service categories. The Company’s ancillary network and management provides a complete outsourced solution for a wide variety of healthcare payors and plan sponsors including self-insured employers, indemnity insurers, PPOs, HMOs, third party administrators and both federal and local governments.

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Any statements that are not historical facts contained in this release are forward-looking statements. It is possible that the assumptions made by American CareSource Holdings, Inc. for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve further risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, and intellectual property rights, and the outcome of competitive products, risks in product development, the results of financing effort, the ability to complete transactions, and other risks identified in this release, and the Securities and Exchange Commission filings of American CareSource Holdings, Inc.

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